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
 _______________                                                                                         __________________________
|               |                            U.S. SECURITIES AND EXCHANGE COMMISSION                    |                          |
|               |                                   Washington, D.C. 20549                              |                          |
|    FORM 3     |                                                                                       |                          |
|               |                  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES              |      OMB APPROVAL        |
|               |                                                                                       |                          |
|               | Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) |                          |
|               | of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment  |__________________________|
|_______________|                                  Company Act of 1940                                  |                          |
                                                                                                        | OMB Number:     3235-0104|
                                                                                                        | Expires: January 31, 2005|
                                                                                                        | Estimated average burden |
                                                                                                        | hours per response:.. 0.5|
                                                                                                        |__________________________|


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
1.  Name and Address of Reporting Person   2.Date of Event        4. Issuer Name and Ticker or Trading Symbol
                                           Requiring Statement
Cannell Capital LLC                        (Month/Day/Year)          Analytical Surveys, Inc.
------------------------------------------                      --------------------------------------------------------------------
(Last)     (First)       (Middle)          04/02/2002             5. Relationship of Reporting Person to Issuer  6. If Amendment,
                                           ---------------------     (Check all applicable)                         Date of
150 California Street, Fifth Floor         3.IRS or Social
                                           Security Number of                 Director          x    10% Owner     Original  N/A
------------------------------------------ Reporting Person           -------                 ------
(Street)                                   (Voluntary)                        Officer                Other         (Month/Day/Year)
                                                                      --------                ------
San Francisco, CA           94111                                     (give title below)             (specify below)
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(City)        ( State)      (Zip)                          Table I - Non-Derivative Securities Beneficially Owned

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1.Title of Security                             2. Amount of             3. Ownership Form:      4. Nature of Indirect Beneficial
                                                   Securities               Direct (D) or           Ownership
(Instr. 4)                                         Beneficially Owned       Indirect (I)            (Instr. 5)
                                                   (Instr. 4)               (Instr. 5)
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly                   (Over)

                                                                                                                     SEC 1473 (3-99)
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FORM 3 (continued) Table II Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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
1. Title of Derivative Security  2. Date Exercisable     3. Title and Amount of    4. Conversion or  5. Ownership      6. Nature of
                                    and Expiration Date     Securities Underlying     Exercise          Form of           Indirect
   (Instr. 4)                       (Month/Day/Year)        Derivative Security       Price of          Derivative        Beneficial
                                                                                      Derivative        Security:         Ownership
                                                            (Instr. 4)                Security          Direct (D) or     (Instr. 5)
                                                                                                        Indirect (I)
                                                                                                        (Instr. 5)
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                                                                         Amount or
                                    Date      Expiration                 Number of
                                 Exercisable     Date         Title        Shares
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Warrants                         04/02/2002   04/02/2007  Warrants       5,000,000   $0.46              I                 By Tonga
                                                                                                                          Partners,
                                                                                                                          L.P.
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Convertible Promissory Note      04/02/2002   04/02/2005  Note           5,000,000   $0.40              I                 By Tonga
                                                                                                                          Partners,
                                                                                                                          L.P.
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Explanation of Responses:




  /s/ J. Carlo Cannell                        4/12/02
------------------------------------     ------------------
** Signature of Reporting Person               Date

J. Carlo Cannell, Managing Member
Cannell Capital, LLC, General Partner of Tonga Partners, L.P.


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.
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